MUTUAL TERMINATION AND RELEASE AGREEMENT

This Mutual Termination and Release Agreement (this "Agreement") is made and entered into as of July [21], 2026 (the "Termination Effective Date") by and between OnFolio Holdings Inc., a Delaware corporation ("ONFO"), and Paramount Helium, LLC, a Wyoming limited liability company ("Paramount", and together with ONFO, the "Parties", and each, a "Party").

RECITALS

A. **WHEREAS**, the Parties entered into that certain Binding Letter of Intent dated July 7, 2026 (the "LOI"), pursuant to which ONFO proposed to acquire Paramount in a transaction structured as a merger or other business combination (the "Acquisition");

B. **WHEREAS**, the LOI is subject to the terms of that certain Mutual Non-Disclosure Agreement between the Parties dated as of June 10, 2026 (the "NDA");

C. **WHEREAS**, the Parties have mutually agreed to terminate the LOI in its entirety pursuant to the section of the LOI entitled "Timing; Termination" and abandon the Acquisition and the other transactions contemplated thereby; and

D. **WHEREAS**, the Parties desire to set forth their mutual agreement with respect to such termination and to provide for a full and final release of any and all claims, subject only to the specific surviving obligations set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and releases set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Incorporation of Recitals

The Parties hereby incorporate each of the above recitals as a part of this Agreement as though fully set forth herein.

2. Termination

a. Effective as of the Termination Effective Date, the LOI is hereby terminated in its entirety, pursuant to the provision entitled "Termination" in the section entitled "Timing" thereof, and shall be of no further force or effect, except as expressly provided in Section 2(b) of this Agreement. Neither Party (nor any stockholder, officer, director, employees, agent or representative of either Party) shall have any further liability or obligation to the other under the LOI, except with respect to the obligations expressly stated to survive termination as set forth in this Agreement.

b. Notwithstanding the foregoing, the following sections of the LOI, and any defined terms necessary for their interpretation, shall survive the termination of the LOI in accordance with their terms: "Transaction Expenses; Pre-Execution Expenses," "Governing Law," "Publicity," "Notices," "No Third-Party Beneficiaries," "Entire Agreement," "Consent to Jurisdiction," and "Waiver of Jury Trial."

3. Mutual Release of Claims

a. Except for claims arising out of the breach of this Agreement, each Party, on behalf of itself and its stockholders, officers, directors, employees, agents, representatives, affiliates, successors and assigns (the "Releasing Parties"), hereby fully and irrevocably releases, acquits, and forever discharges the other Party and its past and present affiliates, directors, officers, employees, and agents (the "Released Parties") from any and all claims, demands, actions, causes of action, damages, liabilities, and obligations of any kind, whether known or unknown, suspected or unsuspected, that such Releasing Party ever had, now has, or may have against the Released Parties arising from or relating to the LOI, the proposed Acquisition, or the negotiations leading thereto.

b. Each Party acknowledges that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true with respect to the matters released herein, and each Party nonetheless intends, by executing this Agreement, to fully, finally, and forever release and

discharge all such claims, whether known or unknown, and expressly waives any and all rights and benefits under any applicable law or principle of common law that would otherwise restrict the scope of this general release.

4. Survival of Certain Obligations

Notwithstanding the termination of the LOI pursuant to Section 2 above, the Parties agree that the confidentiality obligations set forth in the NDA shall survive the termination of the LOI and this Agreement in accordance with its terms and shall remain in full force and effect. In addition, the provisions of Sections 4, 5, 7, 9, 14, 15, 16 and 17 of this Agreement, together with any other provision of this Agreement which by its terms or nature is intended to survive, shall survive the execution and termination of this Agreement.

5. Full Consideration

Each Party shall bear its own fees, costs, and any other expenses (including attorney's fees or consultant's fees) relating to or incurred in connection with this Agreement or the negotiations leading up to this Agreement.

6. Publicity and Non-Disparagement

No press release, public announcement, or regulatory filing relating to this Agreement, the LOI, or the termination of the Acquisition shall be made by either Party without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, except as required by applicable law, rule, or regulation (including applicable securities laws and stock exchange rules), in which case the disclosing Party shall use commercially reasonable efforts to provide the other Party a reasonable opportunity to review and comment on such disclosure prior to its release or filing. Except as required by law, each Party further agrees that it shall not communicate with the press or other media regarding the LOI, the Acquisition, or this Agreement other than through a joint or mutually agreed statement. For a period of three (3) years from the Termination Effective Date, each Party agrees not to, directly or indirectly, and to cause its officers, directors, members, managers, employees, and agents not to, make, publish, or otherwise disseminate, whether orally or in writing, any statement or communication that disparages, defames, or portrays in a negative light the other Party, its business, or its leadership. This non-disparagement provision shall not restrict (a) truthful testimony required by law in any legal or administrative proceeding, (b) communications with governmental or regulatory authorities as required by law, or (c) any good faith rebuttal to a prior public statement by the other Party that is in breach of this provision.

7. Successors and Assigns

This Agreement and the obligations undertaken herein shall be binding upon and shall inure to the benefit of the successors, or assigns, or each of the Parties hereto, including their respective affiliated parties, and each of them, and all other persons, firms, corporations, associations, partnerships, or other entities whenever the context so permits.

8. Governing Law

This Agreement is made and entered into in the State of Texas, and this Agreement and all rights, remedies, or obligations provided for herein, shall be construed and enforced in accordance with the laws of the State of Texas, without regard to choice of law principles.

9. Integration

This Agreement, together with the NDA, contains the entire understanding and agreement between the Parties hereto with respect to the termination of the LOI and the matters referred to herein, and supersedes the LOI (except as expressly provided in Section 2(b) above) and all other prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the Parties with respect to the subject matter hereof.

10. Modification

This Agreement shall not be modified by any oral representation made before or after the execution of this Agreement. All modifications must be in writing and signed by the Parties.

11. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original if fully executed, as shall photocopies of any such counterparts, and all of which shall constitute one and the same instrument. Facsimile or electronic signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law, including via DocuSign or similar service) shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

12. Waiver

No breach of any portion, provisions, or part of this Agreement can be waived unless it is done in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or other portion, provisions, or part of this Agreement.

13. Validity

If any portion, provision, or part of this Agreement is held, determined, or adjudicated to be invalid, void, or unenforceable for any reason whatsoever, each such portion, provisions, or part shall be severed from the remaining portions, provisions, parts of this Agreement and shall not affect the validity or enforceability of such remaining portions, provisions, or parts of this Agreement.

14. Notices

All notices, demands, or other communications required or permitted under this Agreement shall be in writing and shall be deemed duly given (i) upon personal delivery, (ii) one (1) business day after deposit with a nationally recognized overnight courier service, or (iii) upon confirmation of receipt if sent by email, in each case addressed to the Parties as follows:

If to ONFO:
OnFolio Holdings Inc.
1007 North Orange Street, 4th Floor
Wilmington, Delaware 19801
Attention: Dominic Wells, Chief Executive Officer
Email: dom@onfolio.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
Attention: Edward Welch
Email: ewelch@lucbro.com

If to Paramount:
Paramount Helium, LLC
2000 Bering Dr., Suite 875
Houston, Texas 77056
Attention: David Hobbs, Managing Member
Email: david@paramounthelium.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP, 1 Park Plaza, Twelfth Floor
Irvine, California 92614
Attention: Michael A. Hedge
Email: Michael.Hedge@klgates.com

or to such other address as either Party may designate by written notice to the other Party in accordance with this Section 14.

15. Consent to Jurisdiction; Forum Selection

Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas for the purpose of any action or proceeding arising out of or relating to this Agreement, the LOI, or the transactions contemplated hereby or thereby, and each Party irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.

16. Waiver of Jury Trial

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17. Headings

Unless stated otherwise, the titles, captions, and headings contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any portion, provision, or part of this Agreement.

[-Signature page follows-]

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the Termination Effective Date.

OnFolio Holdings Inc.

By: ____________________
Name: Dominic Wells
Title: Chief Executive Officer

Paramount Helium, LLC

By: ____________________
Name: David Hobbs
Title: Managing Member

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